Exhibit 3.6

COMPANIES ACTS 1963 to 2009

SINGLE MEMBER COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

- of -

SSI INVESTMENTS III LIMITED

(as amended by special resolution on 08 February 2010)

1.	The name of the Company is SSI Investments III Limited.

2.	The objects for which the Company is established are:

2.1	To carry on business as a investments holding company and to acquire and hold in the name of the company or that of any nominee shares, stocks, debentures, debenture stock, scrips, bonds, notes, mortgages, securities and obligations of any kind of issued or guaranteed by any company, corporation on undertaking of whatever nature constituted or carrying on business in any part of the world.

2.2	To carry on the business of a holding company and to co-ordinate the administration, finances and activities of the subsidiary companies of the Company, to do all lawful acts and things whatever that are necessary or convenient in carrying on the business of such a holding company and in particular to carry on in all its branches the business of a management services company, to act as managers and to direct or co-ordinate the management of other companies or of the business property or estates of corporations, private persons or companies and to undertake and carry out all such services in connection therewith as may be deemed expedient and to exercise its powers as a controlling shareholder of other companies.

2.3	To acquire and undertake the whole or any part of the business, property and liabilities of any person or company carrying on any business which the Company is authorised to carry on or which is capable of being conducted so as to benefit this Company directly or indirectly or which is possessed of property suitable for the purpose of this Company.

2.4	To amalgamate with any other Company.

2.5	To apply for, purchase or otherwise acquire any patents, brevets d’invention, licences, trade marks, concessions and the like conferring any exclusive or non-exclusive or limited right to use, or any secret or other information as to any invention which may seem capable of being used, for any of the purposes of the Company or the acquisition of which may seem calculated directly or indirectly to benefit the Company, and to use, exercise, develop, or grant licences in respect or otherwise turn to account, the property, rights or information so acquired.

2.6	To enter into partnership or into any arrangement for sharing profits, union of interests, co-operation, joint venture, reciprocal concession or otherwise with any person or company carrying on or engaged in or about to carry on or engage in any business or transaction which this Company is authorised to carry on or engage in any business or transaction capable of being conducted so as directly or indirectly to benefit this Company.

2.7	To take or otherwise acquire, and to hold shares and securities of any company and to sell, hold, re-issue with or without guarantee or otherwise deal with the same.

2.8	To enter into any arrangement with any government or authority, supreme, municipal, local or otherwise that may seem conducive to the Company’s objects or any of them and to obtain from any such government or authority any rights, privileges and concessions which the company may think it desirable to obtain, and to carry out, exercise and comply with any such arrangements, rights, privileges and concessions.

2.9	To establish and maintain or procure the establishing and maintenance of any contributory and non-contributory pension or superannuation funds for the benefit of, and to give or procure the giving of donations, gratuities, pensions, allowances or emoluments to any persons who are or were at any time in the employment or service of the Company or any company which is a subsidiary of the Company or is allied to or associated with the Company or with any such subsidiary, or who are or were at any time Directors or officers of the Company or of any such other company or aforesaid, or any persons in whose welfare the Company or any such other company as aforesaid is or has been at any time interested and the wives, widows, families and dependants of any such persons, and also to establish and subsidise or subscribe to any institutions, associations, clubs or funds calculated to be for the benefit or to advance the interest and well being of the Company or of any other such company as aforesaid or of any such persons as aforesaid, and to make payments for or towards the insurance of any such persons as aforesaid and to subscribe or guarantee money for charitable or benevolent objects or for any exhibition or for any public, general or useful object, and to do any of the matters aforesaid either alone or in conjunction with any such other company as aforesaid.

2.10	To promote any company or companies for the purpose of acquiring all or any of the property and liabilities of this Company or for any other purpose which may seem directly or indirectly calculated to benefit this Company.

2.11	Generally to purchase, take on lease or in exchange or otherwise acquire any real and personal property and rights or privileges.

2.12	To develop and turn to account any land acquired by the Company or in which it is interested, and in particular by laying out and preparing the same for building purposes, constructing, altering, pulling down, decorating, maintainment, fitting up and improving buildings and conveniences, and by planting, paving, draining, farming cultivating, letting on building lease or building agreement and by advancing money to and entering into contracts and arrangements of all kinds with builders, tenants and others.

2.13	To construct, maintain and alter any buildings or works necessary or convenient for any of the purposes of the Company or for the benefit of its employees.

2.14	To lend money to such persons or companies either with or without security and upon such terms as may seem expedient, and in particular to customers and others having dealings with the Company.

2.15	To guarantee, support or secure, whether by personal covenant or by mortgaging or charging all or any part of the undertaking, property and assets (present or future) and uncalled capital of the Company, or all such methods, the performance of the obligations of and the repayment or payment of the principal amounts and interest of any person, firm dividends or interest of any securities, including (without prejudice to the generality of the foregoing) any company which is the Company’s holding company or a subsidiary or associated company.

2.16	To borrow or raise or secure the payment of money in such manner as the Company shall think fit, and in particular by the issue of debentures or debenture stock, perpetual or otherwise, charged upon all or any of the Company’s property, both present and future, including its uncalled capital, and to purchase, redeem or pay off any such securities.

2.17	To engage in currency exchange and interest rate transactions of whatever nature including but not limited to dealings in foreign currencies, spot and forward rate exchange contracts, futures, options, forward rate agreements, swaps, caps, floors, collars and any other foreign exchange or interest rate hedging arrangements and such other instruments as are similar to, or derived from any of the foregoing whether for the purpose of making a profit or avoiding a loss or managing a currency or interest rate exposure or any other exposure or for any other purpose.

2.18	To remunerate any person or company for services rendered or to be rendered in placing or assisting to place or guaranteeing the placing of any of the shares in the Company’s capital or any debentures, debenture stock or other securities of the Company or in or about the formation or promotion of the Company or the conduct of its business.

2.19	To draw, make, accept, endorse, discount, execute and issue promissory notes, bills of exchange, bills of lading, warrants, debentures, letters of credit and other negotiable or transferable instruments.

2.20	To undertake and execute any trusts the undertaking whereof may seem desirable, whether either gratuitously or otherwise.

2.21	To sell or dispose of the undertaking of the Company or any part thereof for such consideration as the Company may think fit, and in particular for shares, debentures, or securities of any other company having objects altogether or in part similar to those of this Company.

2.22	To adopt such means of making known the products of the Company as may seem expedient, and in particular by advertising in the press, by circulars, by purchase and exhibition of works of art or interest, by publication of books and periodicals, and by granting prizes, rewards and donations.

2.23	To obtain any provisional Order or Act of the Oireachtas for enabling the Company to carry any of its objects into effect or for effecting any modification of the Company’s constitution or for any other purpose which may seem expedient, and to oppose any proceedings or application which may seem calculated directly or indirectly to prejudice the Company’s interests.

2.24	To procure the Company to be registered or recognised in any country or place.

2.25	To sell, improve, manage, develop, exchange, lease, mortgage, enfranchise, dispose of, turn to account or otherwise deal with all or any part of the property and rights of the Company.

2.26	To promote freedom of contract and to resist, insure against, counteract and discourage interference therewith, to join any lawful Federation, Union or Association, or do any other lawful act or thing with a view to preventing or resisting directly or indirectly any interruption of or interference with the Company’s or any other trade or business, or providing or safeguarding against the same, or resisting or opposing any strike movement or organisation which may be thought detrimental to the interests of the Company or its employees, and to subscribe to any association or fund for any such purposes.

2.27	To do all or any of the above things in any part of the world as principals, agents, contractors, trustees, or otherwise and by or through trustees, agents or otherwise and either alone or in conjunction with others.

2.28	To distribute any of the property of the Company in specie among the members.

2.29	To do all such other things as the Company may think incidental or conducive to the attainment of the above objects or any of them.

NOTE: It is hereby declared that the words “Company” in this Clause (except where it refers to this Company) shall be deemed to include any partnership or other body of persons, whether incorporated or not incorporated and whether domiciled in the Republic of Ireland, Northern Ireland, Great Britain or elsewhere, and the intention is that the objects specified in each paragraph of this clause, shall, except where otherwise expressed in such paragraph, be in no way limited or restricted by reference to or inference from, the terms of any other paragraph.

3.	The liability of the members is limited.

4.	The share capital of the Company is US$2,000,000,000 divided into 2,000,000,000 Ordinary Shares of US$1.00 each.

I, the sole person whose name, address and description is subscribed, wish to be formed into a company in pursuance of this Memorandum of Association and I agree to take the number of shares in the capital of the Company set out opposite my name.

Name, Address and Description of subscriber	Number of shares taken by the subscriber
MHC Nominees Limited	1
6th Floor
South Bank House
Barrow Street
Dublin 4

Limited Company

Total Shares taken: -	1

Dated: this 1st day of February 2010

Witness to the above signatures:

Witness:	Claire Glynn

Signature:

Address:	South Bank House
Barrow Street
Dublin 4

Description:	Chartered Secretary

COMPANIES ACTS 1963 TO 2009

SINGLE MEMBER COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

SSI INVESTMENTS III LIMITED

(as amended by special resolution on 08 February 2010)

1.	The Regulations contained in Part 1 of Table A in the First Schedule to the Companies Act, 1963 (with the exception of Regulations 8, 22, 24, 47, 51, 54, 75, 79, 84, and 86 thereof) and the Regulations contained in Part II of Table A aforesaid with the exception of Regulation 1 thereof) together with the Regulations hereinafter contained shall constitute the Regulations of the Company.

2.	The Instrument of Transfer of any Share shall be executed by or on behalf of the Transferor and the Transferor shall be deemed to remain the holder of the Share until the name of the Transferee is entered in the Register in respect thereof.

3.	The Directors may exercise all the powers of the Company to borrow money or to mortgage or charge its undertaking, property and uncalled Capital or any part thereof and, subject to Section 20 of the Companies (Amendment) Act 1983 to issue debentures, debenture stock or other security whether outright or as security for any debt, liability or obligation of the Company or of a third party.

4.	The lien conferred by Regulation II of Part I of Table A shall attach to fully paid shares and to all shares registered in the name of any person indebted or under liability to the Company, whether he shall be the sole registered holder thereof or shall be one of several joint holders. The costs, charges and expenses of enforcing the Company’s lien in respect of any shares or share shall be a first charge on the proceeds of sale thereof.

5.	Any Director or member of a committee of the Board may participate in a meeting of the Directors or such committee by means of conference telephone or other means of telephone radio or televisual communication whereby all the persons participating in the meeting can hear each other and any Director or member of a committee participating in such a meeting will be deemed to be present in person at such meeting.

6.	The first Directors shall be the persons named in the Statement delivered pursuant to Section 3 of the Companies (Amendment) Act 1982 and the first Directors shall and all subsequent Directors may on appointment or re-appointment be exempt from the regulations of Table A relating to rotation of Directors.

7.	Unless and until otherwise determined by an ordinary resolution of the Company or by a Resolution of the Directors the number of the Directors shall not be less than 2 or more than 10.

8.	Any such Resolution in writing as is referred to in Regulation 6 Part II of Table A may consist of several documents in the like form each signed by one or more of the members (or their duly authorised representatives) in that Regulation referred to.

9.	The Directors are hereby given the authority to allot relevant securities (within the meaning of Section 20 of the Companies (Amendment) Act, 1983) generally, unconditionally up to an amount equal to the authorised share capital of the Company at the date of incorporation, such authority to expire five years from the date of the incorporation of the Company.

10.	The Directors may allot such equity securities pursuant to the authority contained in the immediately preceding Article as if Section 23(1) of the Companies (Amendment) Act did not apply to the allotment.

11.(a)	Subject to the provisions hereinafter contained, no share in the capital of the Company may be transferred without the approval of the directors who may, in their absolute discretion and without assigning any reason, decline to register any transfer of any share, whether or not it is a fully paid share.

11.(b)	Notwithstanding anything contained in these Articles (and, in particular, Article 11(a) of these Articles of Association and Regulation 3 of Part II of Table A in the First Schedule to the Companies Act, 1963 (“Regulation 3 of Part II”)), the Directors shall promptly register any transfer of shares and may not suspend registration thereof where such transfer:-

(i)	is to a bank, institution or other person to which such shares have been charged by way of security, whether as agent and trustee or otherwise, or to any nominee or any transferee of such bank, institution or other person (a “Secured Party”); or

(ii)	is delivered to the Company for registration by a Secured Party or its nominee or transferee in order to register the Secured Party as legal owner of the shares; or

(iii)	is executed by a Secured Party or its nominee or transferee pursuant to a power of sale or other power under such security,

and a certificate by any duly authorised representative of such Secured Party (or any nominee or nominees of such Secured Party) that such shares were so charged and/or that the transfer was so executed shall be conclusive evidence of such facts, and furthermore, notwithstanding anything to the contrary contained in these Articles or in any agreement or arrangement applicable to any shares in the Company, no transferor or proposed transferor of any such shares to a Secured Party or its nominee or transferee and no Secured Party or its nominee or transferee (each a “Relevant Person”), shall be subject to, or obliged to comply with, any rights of pre-emption or any such agreement or arrangement nor shall any Relevant Person be otherwise required to offer the shares which are or are to be the subject of any transfer as aforesaid to the shareholders for the time being of the Company or any of them, and no such shareholder shall have any right under the Articles or otherwise howsoever to require such shares to be transferred to them whether for consideration or not.

12.(i)	If at any time all the issued shares of the Company are registered in the name of a sole person (whether a natural person or a body corporate), it will be a single-member company within the meaning of the European Communities (Single-Member Private Limited Companies) Regulations, 1994 (the Single-Member Company Regulations). If and so long as the company is a single-member company, the following provisions will apply notwithstanding anything to the contrary in these Articles or Table A:

(a)	Annual General Meetings

The sole member may decide to dispense with the holding of annual general meetings. Such decision will be effective for the year in which it is made and subsequent years, but nevertheless the sole member or the auditors may require the holding of an annual general meeting in any such year in accordance with the procedure laid down in the Single-Member Company Regulations.

(b)	Where a decision to dispense with the holding of an annual general meeting is in force, the accounts and the directors’ and auditors’ reports that would otherwise be laid before an annual general meeting shall be sent to the sole member as provided in the Single-Member Company Regulations, and the provisions of the Companies Acts, 1963 to 2001 with regard to the annual return and the financial statements which apply by reference to the date of the annual general meeting will be construed as provided in the Single-Member Company Regulations.

(c)	Quorum at General Meetings

The sole member, present in person or by proxy, is a sufficient quorum at a general meeting.

(d)	Resolutions of Shareholders

All matters requiring a resolution of the Company in general meeting (except the removal of the auditors from office) may be validly dealt with by a decision of the sole member. The sole member must provide the Company with a written record of any such decision or, if it is dealt with by a written resolution under Regulation 6 of Part II of Table A, with a copy of that resolution, and the decision or resolution shall be recorded and retained by the Company.

e)	Contracts with Sole Member

Where the Company enters into a contract with the sole member which is not in the ordinary course of business and which is not in writing, and the sole member also represents the Company in the transaction (whether as a director or otherwise), the directors shall ensure that the terms of the contract are forthwith set out in a written memorandum or are recorded in the minutes of the next directors’ meeting.

12(ii)	If and whenever the Company becomes a single-member company or ceases to be a single-member company, it shall notify the Registrar of Companies as provided in the Single-Member Company Regulations.

Name, Address and Description of Subscriber

Name, Address and Description of subscriber

MHC Nominees Limited

6th Floor

South Bank House

Barrow Street

Dublin 4

Limited Company

Dated: this 1st day of February 2010

Witness to the above signatures:

Witness:	Claire Glynn

Signature:

Address:	South Bank House
Barrow Street
Dublin 4

Description:	Chartered Secretary